UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 2, 2008

DOLLAR TREE, INC.
(Exact name of registrant as specified in its charter)

VIRGINIA
(State or Other Jurisdiction of Incorporation)

0-25464	26-2018846
(Commission File Number)	(I.R.S. Employer Identification No.)

500 Volvo Parkway
Chesapeake, VA 23320
(Address of Principal Executive Offices and Zip Code)

(757) 321-5000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 3, 2008, Dollar Tree, Inc. (the “Company”) announced that it expected Kevin Wampler, 45, to join the Company as its Chief Financial Officer.  Effective December 2, 2008, Mr. Wampler joined the Company and assumed the Chief Financial Officer responsibilities for the Company.  Mr. Wampler will also be appointed the Company’s Principal Financial and Accounting Officer, effective December 8, 2008.  Kathleen Mallas, Vice President-Controller, has served as the Company’s Principal Financial and Accounting Officer since October 26, 2007, while the Chief Financial Officer position was vacant.  Ms. Mallas will resume her normal duties as the Company’s Vice President-Controller, effective December 8, 2008.

Mr. Wampler is a certified public accountant and since October 2003, has served as Executive Vice President, Chief Financial Officer and Assistant Secretary at The Finish Line, Inc., a publicly traded, mall-based specialty retailer.  Over his 15 year career with The Finish Line, Mr. Wampler has held a number of senior finance positions including Senior Vice President, Chief Accounting Officer/Assistant Secretary and Senior Vice President, Corporate Controller/Assistant Secretary.  Prior to Mr. Wampler’s career with The Finish Line, he was employed with Ernst & Young, where he progressed to Audit Manager before his departure.

There is no arrangement or understanding between Mr. Wampler and any other persons pursuant to which Mr. Wampler was selected as an officer.  Neither Mr. Wampler nor any related person of Mr. Wampler has a direct or indirect material interest in any existing or currently proposed transaction to which the Company is or may become a party.  Mr. Wampler is not related to any of the executive officers or directors of the Company.

Mr. Wampler’s annual base salary is $425,000 and is subject to annual increases as set from time to time by the Compensation Committee of the Company’s Board of Directors.  Within thirty days of the commencement of employment, Mr. Wampler will be awarded a bonus of $180,000, which is subject to a pro-rata repayment if Mr. Wampler voluntarily resigns from the Company within 24 months of his start date.  Additionally, on the last business day of the Company’s current fiscal year, January 30, 2009, Mr. Wampler will be awarded 40,000 nonqualified stock options with an exercise price equal to the fair market value of the stock on the date of the award (vesting in equal amounts over a period of three years) and 15,000 restricted stock units (vesting in equal annual amounts over a period of three years).  Under the Company’s Management Incentive Compensation Plan, Mr. Wampler will be eligible for an annual target cash bonus of 50% of his salary beginning in his first full year of employment with the Company.  As with other Management Incentive Compensation Plan awards for Named Executive Officers, 85% of the potential award will be based on the Company achieving a target level of earnings per share and 15% will be based on Mr. Wampler achieving personal performance goals.  In addition, Mr. Wampler has been approved to receive 15,000 restricted stock units, the vesting of which is subject to the Company achieving a target level of earnings per share in fiscal 2009 and Mr. Wampler remaining with the Company for a specified period of time.  The grant of the 15,000 performance-based restricted stock units is expected to be effective mid-February 2009.

On December 2, 2008, the Company entered into a Change in Control Retention Agreement with Mr. Wampler in connection with his acceptance of the Company’s Chief Financial Officer position (filed as Exhibit 10.1 to this Form 8-K) (the “Agreement”).  Among other benefits, the Agreement provides Mr. Wampler a severance payment of up to 1 ½ times each of his “Reference Salary” and “Reference Bonus” (as defined in the Agreement).  Any severance payments would be made only upon the satisfaction of a double trigger, i.e., the occurrence of both a change in control and the executive’s termination without cause or resignation for “good cause” (as defined in the Agreement).  The Agreement also contains protective covenants, including noncompetition restrictions, which apply under certain circumstances.

Item 9.01. Financial Statements and Exhibits.

(c)         Exhibits.

10.1	Change in Control Retention Agreement between the Company and Kevin Wampler, Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DOLLAR TREE, INC.

Date: December 5, 2008	By:	/s/ Kathleen Mallas
Kathleen Mallas
Vice President - Controller

EXHIBITS

Exhibit 10.1 - Change in Control Retention Agreement between the Company and Kevin Wampler, Chief Financial Officer.